Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of TransCanada Corporation
We consent to the use of our reports, each dated February 10, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this annual report on Form 40-F.
We also consent to the incorporation by reference of such reports in TransCanada Corporation's:
- Registration Statements No. 333-5916, No. 333-8470, No. 333-9130, No. 333-151736 and No. 333-184074 on Form S-8;
- Registration Statements No. 33-13564 and No. 333-6132 on Form F-3; and,
- Registration Statements No. 333-151781, No. 333-161929, and No. 333-208585 on Form F-10.

/s/ KPMG LLP
Chartered Professional Accountants
February 11, 2016
Calgary, Canada